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                                                                    EXHIBIT 12.1

                        MERCANTILE BANCORPORATION INC.
                      Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

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                                              Three Months                Years Ended December 31,
                                                 Ended        ------------------------------------------------
                                             March 31, 1997     1996      1995      1994      1993      1992
                                             --------------   --------  --------  --------  --------  --------
Earnings:
Earnings before income taxes.............          $116,023   $373,750  $430,287  $368,952  $314,940  $247,860
Junior subordinated debt expense.........             2,438      9,750     9,750     9,750     9,750     9,750
Interest on deposits.....................           153,762    603,989   580,869   436,510   451,616   567,519
Interest on indebtedness.................            31,114    120,921   134,597    85,032    56,853    61,318
Rental expense...........................            15,184     15,184    15,010    14,908    14,925    14,280
One-third of rental expense..............             3,796      5,061     5,003     4,969     4,975     4,760

Ratio of Earnings to Fixed Charges (1):
Excluding Interest on Deposits...........             4.00x      3.75x     3.88x     4.70x     5.40x     4.27x
Including Interest on Deposits...........             1.62x      1.51x     1.59x     1.69x     1.60x     1.39x
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(1)  For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-
     third of rental expense. Fixed charges, excluding interest on deposits, consists of interest on indebtedness and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consists of both the foregoing items plus interest on deposits.